Exhibit 10.1
CONTRACT FOR SERVICES
     This Contract for Services (the “Agreement”) is by and between ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company (the “Company”), and Rob D. Trimble, III, an individual (“Executive”), collectively (the “Parties”).
RECITALS
     WHEREAS, Executive has been employed by and served as an officer of the Company; and
     WHEREAS, Executive will retire from the Company effective April 1, 2010; and
     WHEREAS, Executive has agreed to remain available to the Company as an independent consultant to serve as an advisor to Company’s executive management (“Executive Management”) and continue transition management knowledge transfer with regard to his prior position(s) with the Company.
     NOW, THEREFORE, in consideration of the promises and mutual agreements in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency which are hereby acknowledged, the Parties agree as follows:
Article 1
CONTRACT FOR SERVICES
1.1 Term.
     The term of this Agreement is for a two (2) year period commencing on April 1, 2010 and, unless otherwise terminated in accordance with the provisions of Section 1.9 hereof, terminating on March 31, 2012 (the “Term”).
1.2 Scope of Work.
     Executive shall, as requested by the Company during the Term, serve as an advisor to Executive Management and continue transition management knowledge transfer with regard to his prior position(s) with the Company (the “Services”).
     Executive agrees to be available upon reasonable notice to provide Services, provided that Executive will not be asked to work more than one hundred (100) full days, or eight hundred (800) hours per year during the Term. Both Parties acknowledge that this Contract for Services is non-exclusive.
     Executive’s day-to-day contact with respect to the Services will be Ms. Debra L. Elmer (the “Services Administrator”).

     The manner in which the Services are to be performed and the specific hours worked by Executive shall be determined by him. The Company will rely on Executive to work as many hours as may be reasonably necessary to fulfill his obligations under this Agreement. The Parties understand and agree that, so long as Executive performs the Services in accordance with provisions set forth herein, he shall: control and direct the performance of the Services; use his own judgment in determining the means and methods of his work; and perform the Services in an independent and professional manner consistent with the standards of the trade, the Company’s Code of Conduct, and all applicable local, state, and federal laws, rules, and regulations. If Executive hires employees to assist him in providing the Services under this Agreement, both Parties expressly acknowledge that he is not doing so in any capacity of supervisor or Company representative, and Executive shall be responsible for the quality of the Services and for ensuring such employees’ compliance with professional standards and applicable laws. Executive shall be solely responsible for any salary or other compensation of such employees.
1.3 Relationship of the Parties.
     It is the intention of the Parties that, in performing the Services, Executive shall act as, and be deemed in all respects to be, an independent consultant, and not an officer, employee, or agent of the Company for any purpose. Executive shall not be empowered to and shall not enter into any agreement or incur any obligations on behalf of the Company, or commit the Company in any manner, without the Company’s prior written consent.
1.4 Fringe Benefits.
     Executive is not eligible for, and shall not participate in, or otherwise receive any employee benefits under, any qualified, nonqualified, welfare or fringe benefit plan or program or annual incentive plan or program maintained by the Company (though nothing in this Agreement will affect the benefits Executive is entitled to based on his prior employment with the Company), except as provided herein this Section 1.4. Likewise, the Company is not responsible for, and shall not provide, workers’ compensation insurance for Executive. The Company agrees to provide Executive, during the Term of this Agreement, with reimbursement of the cost, not to exceed current Company costs for such services, for Executive Financial Planning services and for an annual Executive-type Physical Health Examination.
1.5 Compensation.
     During the Term, in consideration of Executive’s being available to perform and, when requested by the Company, performing the Services contained in the Agreement, the Company shall pay Executive a yearly retainer (the “Yearly Retainer”) of one hundred fifty thousand dollars ($150,000.00) which shall be paid at a time mutually agreed between Executive and the Services Administrator.

1.6 Expenses.
     In addition to the compensation provided for in Section 1.5 above, Executive shall be entitled to reimbursement for actual expenses reasonably incurred in the performance of the Services. Executive must submit a request for expense reimbursement with appropriate and available receipts or other evidence of the expenses. If approved, expenses shall be paid within thirty (30) days of Company’s receipt of such request. All requests for expense reimbursement shall be sent to the Services Administrator:
Debbi Elmer
SVP, Human Resources
Oncor Electric Delivery Company LLC
1601 Bryan Street
Dallas, TX 75201
1.7 Equipment, Tools, Materials or Supplies.
     Executive shall be responsible for providing all labor, materials, supplies, equipment, transportation, and facilities necessary or appropriate to timely and properly complete the Services in accordance with the provisions of this Agreement.
1.8 Taxes, Liabilities, Expenses, and Assessments.
     Executive understands that he shall be solely responsible for the full and timely payment of any and all taxes, liabilities, expenses and assessments of any kind in any way arising out of or relating to Executive’s receipt of the compensation set forth in Section 1.5 of this Agreement, including without limitation, social security, medicare, unemployment insurance, gross receipts taxes, withholding taxes, workers’ compensation insurance, and income taxes.
1.9 Termination of Contract for Services.
     The Term of the Contract for Services will expire on March 31, 2012. However, either party may terminate the Contract for Services at any time during the Term for any reason by delivering written notice to the other, and such termination will be effective on the last day of the quarter during which such notice is sent, unless such termination is pursuant to Sub-Section 1.9(b)(ii)-(iv) below, in which case the termination will be effective on the last day of the month during which such notice is sent.
a.	Termination by Executive. Upon such termination by Executive, he will have no further obligation to provide the Services, and the Company will have no obligation to provide further compensation under Sections 1.5 hereof, except that the Company, in accordance with the provisions of the Contract for Services, will reimburse Executive for any reasonable business expenses incurred before termination of the Contract for Services. In the event of such termination by Executive, he must reimburse the Company a pro-rata portion of the Yearly Retainer paid to Executive during the consulting year in which such termination occurs. That pro-ration will be calculated by multiplying the number of full quarters between the effective date of the termination and the end of the consulting year by thirty-seven thousand five hundred dollars ($37,500.00) (the “Pro Rata Formula”)

b.	Termination by Company. Upon such termination by the Company, Executive will have no further obligation to provide the Services. In the event of a termination by the Company, Executive will not be obligated to reimburse the Company for any portion of the Yearly Retainer, unless such termination is due to the following (in which case Executive will be required to reimburse the Company in accordance with the Pro Rata Formula): (i) Executive’s continued failure to perform Services as determined in the reasonable business judgment of the Company after Executive has been provided written notice of the failure to perform the Services and no less than sixty (60) days to cure; (ii) conduct by Executive that would constitute a violation of the law or the Company Code of Conduct; (iii) misappropriation of a material business opportunity of the Company or an Affiliate; or (iv) conduct that directly results in material economic harm to the Company.
ARTICLE 2
RESTRICTIVE COVENATS
2.1 Confidentiality.
     For purposes of this Agreement, “Confidential Information” shall mean information: (1) disclosed to or known by Executive as a consequence of or through performing the Services for the Company or the Contract for Services; (2) not publicly available and/or not generally known outside the Company; and (3) which relates to any aspect of the Company, its businesses, research, and/or development. Confidential Information also includes, but is not limited to Company non-public information or trade secrets, proprietary information, business plans, marketing plans, corporate community relations strategies and contacts, design, and other methodologies, computer code and programs, technology, know-how, operations manuals, office guides, personnel files, instructional material, authorization and/or identification codes or symbols, formulas, processes, compilations of information, drawings, results of research proposals, reports, records, financial and operational information and data, operational plans and strategies, plans for various products and services, acquisition and divestiture planning, compensation and benefit information, personal information about Company employees and applicants, information related to internal investigations, administrative actions and/or litigation, cost and pricing information, potential industry partners and contacts with such partners, customer and potential customer lists and contact information, supplier lists and contact information, vendor lists and contact information, and information provided to Company by a third party under restrictions against disclosure or use by Company, or others.
2.2 Non-Disclosure.
     In connection with the Company’s engagement of Executive to perform Services, Executive will be provided with and will have access to certain Confidential Information. Executive agrees that Executive and his Agents shall not, except as provided herein or as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or authorize anyone else to do these things at any time either during or subsequent to Executive’s engagement with Company.
2.3 Conflicts of Interest.
     Executive agrees that he will not, during the Term, enter into any agreement or relationship of any kind or conduct himself in any manner which could reasonably be expected to result in, or otherwise create, an either actual or perceived conflict of interest that would be adverse to the interests of the Company.
2.4 Non-Raiding.
     Executive agrees, that during the Term, he will not solicit, recruit, induce, encourage, or in any way cause an employee, consultant, or contractor then engaged by the Company to terminate his, her, or its employment or contractual relationship with the Company.
2.5 Non-Disparagement.
     In exchange for the compensation set forth in Section 1.5 above and other valuable consideration, Executive agrees not to make any false or disparaging, negative, unflattering, accusatory, derogatory, or defamatory remarks or references, whether written or oral, about the Company in any dealings with third parties (except as expressly permitted by this Agreement) or otherwise take any action that primarily is designed or intended to have the effect of discouraging any employee, lessor, licensor, customer, supplier, or other business associate of the Company from maintaining its business relationships with the Company. This Section 2.5 does not preclude Executive from testifying under oath or in response to a valid subpoena. By signing this Agreement, Executive agrees and acknowledges that Executive is making, after the opportunity to confer with counsel, a knowing, voluntary and intelligent waiver of rights Executive may have to make disparaging comments regarding the Company, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

2.6 Compliance with the Law.
     Executive agrees to observe and comply with all federal, state, and local laws, rules, decrees, orders, regulations, by-laws, ordinances, and codes which may, in any manner, relate to or affect the performance of the Services hereunder, at all times during the performance of the Services hereunder.
2.7 Injunctive Relief.
     Executive acknowledges and agrees that any breach or violation by Executive of Sections 2.2, 2.3, 2.4 and 2.5 of this Agreement will result in immediate and irreparable injury and harm to Company and will cause damage to Company in amounts difficult to ascertain. Accordingly, in the event of a breach or threatened breach by Executive (including by any of his Agents) of any of the provisions of Sections 2.2, 2.3, 2.4, or 2.5 of this Agreement, Executive agrees that Company, in addition to and not in limitation of any other rights, remedies or damages available to Company at law or in equity, shall be entitled to a preliminary and a permanent injunction in order to prevent or restrain any such further breach by Executive and/or Executive’s Agents.
ARTICLE 3
MISCELLANEOUS
3.1 Severability; Judicial Modification.
     If any term, provision, covenant, or restriction of the Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement and other terms, provisions, covenants, and restrictions hereof, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the Agreement had any terms, provisions, covenants, and restrictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein.
3.2 Survival of Covenants.
     These non-disclosure and non-disparagement obligations shall continue in full force and effect after the conclusion of Executive’s engagement with the Company and shall survive the expiration, termination, or cancellation of this Agreement regardless of the reason for such termination or restriction. Executive’s obligations with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Executive and/or his Agents, in its entirety and without combining portions of such Confidential Information obtained separately. It is understood that such Confidential Information includes matters that Executive conceives or develops while working as an

Executive for the Company, as well as matters Executive learns from employees, executives and contractors of the Company.
3.3 Governing Law; Attorney’s Fees; and Costs.
     The Agreement has been executed, delivered and is primarily performable in Dallas, Texas. The parties agree that the proper venue and jurisdiction for any cause of action relating to the Agreement shall be in Dallas County, Texas. The Agreement shall be construed, and enforced in accordance with, and all disputes arising under this Agreement (whether in contract or tort) shall be governed by, the laws of the State of Texas without reference to choice-of-law principles. In the event any issue arising out of this Agreement is litigated by the Parties, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.
3.4 Authority.
     Each party hereto hereby acknowledges and agrees that they have had the opportunity to consult with their own legal counsel in connection with the negotiation of the Agreement.
3.5 Non-Waiver.
     The failure of either the Company or Executive to enforce or require timely compliance with any terms or provisions of this Contract for Services shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall any such failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Contract for Services.
3.6 Notices.
     All notices from one party to the other shall be deemed to have been duly delivered when hand delivered or sent by United States Postal Service certified mail, return receipt requested, postage prepaid, as follows:

If to Executive:	If to the Company:

Rob D. Trimble, III	Debra L. Elmer
6256 Highgate Lane	Oncor Electric Delivery Company LLC
Dallas, TX 75214	1601 Bryan Street
Dallas, Texas 75201
3.7 Entirety of Agreement.
     The Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces any and all prior negotiations, undertakings, understandings, or agreements (whether written or oral).

EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT. ANY QUESTIONS EXECUTIVE HAS REGARDING THIS AGREEMENT HAVE BEEN ANSWERED TO EXECUTIVE’S SATISFACTION. EXECUTIVE AGREES TO COMPLY WITH THIS AGREEMENT AS A CONDITION OF EXECUTIVE’S ENGAGEMENT WITH COMPANY.

     IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date set forth below.

EXECUTIVE		ONCOR ELECTRIC DELIVERY COMPANY LLC

/s/ Rob D. Trimble, III		By:	/s/ Debra L. Elmer

Rob D. Trimble, III			Debra L. Elmer

Date:	3-17-10	Title:	SVP, Human Resources

		Date:	April 1, 2010